Exhibit 10.27

FIRST AMENDMENT TO

DIRECTOR STOCK OPTION AGREEMENTS

UNDER THE

AUTHENTEC, INC. 2004 STOCK INCENTIVE PLAN

AND THE

AUTHENTEC, INC. 2007 STOCK INCENTIVE PLAN

THIS AMENDMENT (the “Amendment”) is entered into by and between AuthenTec, Inc., a Delaware corporation (the “Company”), and              (the “Optionee”), this          day of             ,         .

WHEREAS, the Optionee is a party to those certain Director Stock Option Agreements, dated as of              (the “Agreements”), under the AuthenTec, Inc. 2004 Stock Incentive Plan and the AuthenTec, Inc. 2007 Stock Incentive Plan, that entitle the Optionee to purchase an aggregate of              shares of common stock of the Company at a per-share price set forth in the respective Agreements, subject to certain vesting provisions and other limitations; and

WHEREAS, the Company and the Optionee have determined that it is desirable to amend the Agreements to set forth the additional rights as set forth below.

NOW, THEREFORE, for valuable consideration and intending to be bound by the provisions of this Amendment, the Company and the Optionee agree as follows:

1.	Section 3 of the Agreements are hereby deleted in their entirety and replaced with the following:

“3.	Termination of Service.

(a) Termination of Unexercisable Options. Subject to Section 3(c) below, if your Service with the Company ceases for any reason, the Options that are then unexercisable will terminate immediately upon such cessation.

(b) Exercise Period Following Termination of Service. Subject to Section 3(c) below, if your Service with the Company ceases for any reason, the Options that are then exercisable will terminate upon the earlier of: (i) the expiration of 12 months following such cessation, or (ii) the Expiration Date. In the event of your death, the exercisable Options may be exercised by your executor, personal representative, or the person(s) to whom the Options are transferred by will or the laws of descent and distribution.

(c) Termination of Service following Change in Control. If your Service with the Company is terminated by the Company for any reason in connection with or within twelve (12) months after a Change in Control (as defined in the Plan), then:

(i)	you shall be entitled to additional vesting of the Options, such vesting shall be credited as of the date of your Service termination such that you will vest with respect to that number of additional shares that would have vested through the second anniversary of the Change of Control. For example, if your Service is terminated within six months of the Change of Control, then your options would vest with respect to an additional 18 months. The Options so vested shall remain exercisable until the later of (i) 90 days after the date the exercise period otherwise terminates or (ii) December 31 of the year in which the exercise period otherwise would terminate. Notwithstanding the foregoing, the Options may not be exercised after the end of the original maximum term of the Options; and

(ii)	subject to insider trading constraints, any restrictions on transfer relating to the shares of Common Stock issued or issuable upon exercise of the Options set forth in the correlating Stock Option Notice to this Agreement shall terminate immediately upon the termination of your Service with the Company; provided, however, that any such restrictions shall terminate in connection with a Change in Control pursuant to which you are required to exercise and sell the Options, irrespective of whether your Service is terminated.”

2.	This Amendment shall not amend any other provisions of the Agreements.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date indicated below.

OPTIONEE	AUTHENTEC, INC.

By:

Date:	Date: